Exhibit 11

                             Washington Trust Bancorp, Inc.
              Computation of Primary and Fully Diluted Earnings Per Share
          For the Three and Nine Months Ended September 30, 1994 and 1993

                                            Three Months Ended          Nine Months Ended
                                               September 30,               September 30,
                                            ------------------          -----------------
                                             1994        1993            1994        1993
                                             ----        ----            ----        ----
Primary:
Weighted average shares                   2,818,470   2,798,519       2,815,273   2,794,755
Common stock equivalents                     72,359      20,843          49,577      12,638
                                          ---------   ---------       ---------   ---------
Primary weighted average shares           2,890,829   2,819,362       2,864,850   2,807,393
                                          =========   =========       =========   =========

Fully diluted:
Weighted average shares                   2,818,470   2,798,519       2,815,273   2,794,756
Common stock equivalents                     75,050      26,344          74,561      26,344
                                          ---------   ---------       ---------   ---------
Fully diluted weighted average shares     2,893,520   2,824,863       2,889,834   2,821,100
                                          =========   =========       =========   =========


Income before cumulative effect of
  accounting change                      $1,770,234  $1,314,873      $4,418,722  $3,307,601

Cumulative effect of change in
  accounting for income taxes                    --          --              --     305,000
                                          ---------   ---------       ---------   ---------
Net income                               $1,770,234  $1,314,873      $4,418,722  $3,612,601
                                          =========   =========       =========   =========


Primary earnings per share:
Income before cumulative effect of
  accounting change                          $  .61      $  .47          $ 1.54      $ 1.18

Cumulative effect of change in
  accounting for income taxes                    --          --              --         .11
                                             ------      ------          ------      ------
Net income                                   $  .61      $  .47          $ 1.54      $ 1.29
                                             ======      ======          ======      ======

Fully diluted earnings per share:
Income before cumulative effect of
  accounting change                          $  .61      $  .47          $ 1.53      $ 1.17

Cumulative effect of change in
  accounting for income taxes                    --          --              --         .11
                                             ------      ------          ------      ------
Net income                                   $  .61      $  .47          $ 1.53      $ 1.28
                                             ======      ======          ======      ======
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